                         SECOND AMENDMENT TO CREDIT AGREEMENT


    THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is dated as of December 24, 1996, and is between BEST BUY CO., INC., a Minnesota corporation (the "Company"), the lenders party to the Credit Agreement, as hereinafter defined (such lenders being hereinafter sometimes referred to, collectively, as the "Banks"), and FIRST BANK NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, the "Agent").

    WITNESSETH THAT:

    WHEREAS, the Company, the Banks and the Agent are parties to an Amended and Restated Credit Agreement dated as of August 25, 1995, as amended by a First Amendment to Credit Agreement dated as of March 1, 1996 (as so amended, the "Credit Agreement"); and

    WHEREAS, the Company, the Banks and the Agent have agreed to amend the Credit Agreement as provided herein.

    NOW, THEREFORE, the parties hereto agree as follows:

    1. CERTAIN DEFINED TERMS. Each capitalized term used herein without being defined that is defined in the Credit Agreement shall have the meaning given to it in the Credit Agreement.

    2. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is amended as follows:

         (a) Section 1.01 is amended to add the following definitions in the appropriate alphabetical order:

              "ADDITIONAL MARGIN": as of any date of determination, the applicable percentage based on the Interest Coverage Ratio for the period of twelve consecutive months ending on the applicable "Margin Measurement Date" (as defined below), as set forth below:


                                                            Applicable Letter of
--------------------------------------------------------------------------------
Interest Coverage Ratio         Applicable Margin         Credit Fee Percentage
-----------------------         -----------------         ---------------------

Greater than 1.45 : 1.00               0                             0
1.401 : 1.00-1.45 : 1.00               0.25%                         0.125%
1.351 : 1.00-1.40 : 1.00               0.50%                         0.25%
1.35 : 1.00 or less                    0.75%                         0.375%
         With respect to each date of determination during any period beginning on the tenth day of any month and continuing through the ninth day of the following month (e.g., February 10 - March 9), the Margin Measurement Date shall be the last day of the second fiscal month preceding the month in which such period begins (e.g., January3). To the extent the financial statements required under Section 5.01(b) as of, and for the period ending on, any Margin Measurement Date, and the accompanying Compliance Certificate, are not delivered to the Agent within thirty (30) days after such Margin Measurement

         Date, the Interest Coverage Ratio as of such Margin Measurement Date shall, for purposes of this definition, be deemed to be less than 1.35 : 1.00.

              "BB PROPERTY": BB Property Company, a Nebraska general partnership.

              "BB PROPERTY LEASE AGREEMENT": the Lease Agreement dated as of April 15, 1993 between BB Property and the Company, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, and any other agreement between BB Property and the Company relating to the Lease of any real property.

              "BB PROPERTY LEASE DOCUMENTS": the BB Property Lease Agreement, together with any agreement, document or instrument entered into in connection with any credit extended to BB Property and secured by such Lease Agreement, other agreement or the properties covered thereby, including, without limitation, the Note Purchase Agreement dated as of April 15, 1993 among BB Property, the Company and Teachers Insurance and Annuity Association of America, and the "Deed of Trust" and the "Assignment" (as defined in such Note Purchase Agreement).

              "CONQUEST DOCUMENTS": the Agreement for Lease, the Master Lease Agreement, any agreement, document or instrument executed or delivered in connection therewith, any "Credit Agreement" (as defined in the Master Lease Agreement), any other agreement relating to Indebtedness of BBC or Conquest secured by or otherwise related to the Agreement to Lease, the Master Lease Agreement or any property covered thereby, and any agreement, document or instrument executed or delivered in connection with any such Credit Agreement or other agreement.

              "DESIGNATION PERIOD":  as such term is defined in Section 2.16.

         (b) Section 1.01 is further amended to restate the following definitions as follows:

              "APPLICABLE LETTER OF CREDIT FEE PERCENTAGE": as of any date of determination, (a) with respect to Letters of Credit having a scheduled expiration date not more than six months after the date of issuance, the applicable percentage based on the Performance Level, as set forth below:

              PERFORMANCE LEVEL        APPLICABLE PERCENTAGE

                   I                        0.75%
                   II                       0.75%
                   III                      1.25%
                   IV                       1.75%

         and (b) with respect to Letters of Credit having a scheduled expiration date more than six months after the date of issuance, the applicable percentage based on the Performance Level, as set forth above, plus one-quarter of one percent (0.25%), in each case PLUS the Additional Margin.

              "APPLICABLE MARGIN": as of any date of determination, the applicable percentage based on the Performance Level, as set forth below:

         Performance        Eurodollar                Swing-Line
                            Reference
            LEVEL          RATE ADVANCES              LOANSRATE ADVANCES

              I                   0.75%               -0.75%         -0.50%
              II                  1.00%               -0.75%         -0.50%
              III                 1.50%               -0.375%         0
              IV                  2.00%                0              0.50%

         in each case PLUS the Additional Margin. The Applicable Margin for any Eurodollar Advance during any Interest Period applicable thereto shall be the Applicable Margin in effect on the first day of such Interest Period; PROVIDED, that the Applicable Margin for any such Interest Period shall be adjusted to account for any change in the Additional Margin on and as of the effective date of such change.

              "BORROWING BASE": as of a date of determination, the 71 43/100% of the following amount MINUS (A) the amount of any unsecured Indebtedness incurred by the Company pursuant to Section 5.13(g) and
         (B) $30,000,000:
              55% of the lower of: (a) cost (as determined on a first-in, first-out basis) of Eligible Inventory LESS (i) the amount of Indebtedness of the Company or any Subsidiary secured by Liens on inventory and (ii) the amount accrued for losses due to missing inventory (shrink accrual) or (b) market value of Eligible Inventory LESS (i) the amount of Indebtedness of the Company or any Subsidiary secured by Liens on inventory and (ii) the amount accrued for losses due to missing inventory (shrink accrual).

              "DESIGNATED AMOUNT": with respect to any Bank for any Designation Period, such Bank's Pro Rata Share of the amount of the Aggregate Seasonal Commitment Amount designated by the Company as available pursuant to Section 2.16.

         (c) Section 2.06(c) is amended to delete clause (ii) thereof and substitute the following therefor:

              (ii) otherwise, at a rate per annum equal to the sum of the Reference Rate PLUS the Applicable Margin PLUS 2.00%.

         (d)  Section 2.16 is restated in its entirety to read as follows:

         Section 2.16 DESIGNATION OF AVAILABLE AMOUNT OF SEASONAL COMMITMENT. Not less than five nor more than ten days prior to the first Business Day of each month from July through December of each year, the Company may by written notice to the Agent designate all or any portion of the Aggregate Seasonal Commitment Amount as available for the period from the first Business Day of the following month until the day before the first Business Day of the second following month (each such period, a "Designation Period"). If the Company shall fail to make such designation as provided in the preceding sentence, the Designated Amount of each Bank for the following Designation Period shall be the same as the Designated Amount for the preceding Designation Period or, in the case of the first Designation Period occurring during each year, shall be zero, subject to adjustment
         pursuant to the second paragraph of this Section 2.16.   The Agent
         shall notify each Bank in writing, within one Business Day after its receipt of any such designation, of such designation and such Bank's Designated Amount for the following Designation Period. The Agent shall also notify each Bank in writing, within one Business Day after the expiration of the time for the Company to make a designation under this Section2.16 for any Designation Period, if no such designation has been made.

         Notwithstanding the foregoing, the Company may increase the Aggregate Designated Amount for any particular Designation Period during such Designation Period by requesting Loans pursuant to Section 2.02 and/or Letters of Credit pursuant to Section 2.09 that would cause Total Outstandings to exceed the Aggregate Available Amount, but not the Aggregate Commitment Amount. Each Bank shall make its Loan in its Pro Rata Share of the requested Loans in accordance with the provisions of
         Section 2.02 so long as all other terms of lending under this Agreement have been satisfied. In each such case the Company shall specify in its request to borrow the aggregate amount by which the requested Loans will cause the Total Outstandings to exceed the Aggregate Available Amount (and thus the amount by which the Aggregate Designated Amount shall be increased) for such Designation Period and the Agent shall include such information in the notification provided to each Bank pursuant to Section 2.02. The Company shall pay to the Agent, for the account of the Banks, for the period from and including the first calendar day of the Designation Period in which the requested Loans are made through the last calendar day thereof, a fee in an amount equal to three-eights of one percent (0.375%) per annum of the aggregate amount by which such requested Loans will cause the Total Outstandings to exceed the Aggregate Available Amount (and thus the amount by which the Aggregate Designated Amount will be increased). Such fee shall be in lieu of the Commitment Fee under
         Section 2.18 otherwise applicable to such excess amount during such Designation Period and shall be payable quarterly in arrears on the first day of the following calendar quarter and on the Termination Date. The Designated Amount of each Bank shall be increased by its Pro Rata Share of the amount by which the Aggregate Designated Amount shall be increased pursuant to this Section.

              (e)  Section 5.24 is restated in its entirety to read as follows:

              Section 5.24 INTEREST COVERAGE RATIO. Not permit the Interest Coverage Ratio to be less than (a) for the Measurement Periods ending on or about February 28, 1997, May 31, 1997 and August 31, 1997, 1.30 to 1.00, and (b) for all other Measurement Periods, 1.70 to 1.00.

         (f) Section 6.01 is amended to delete the period at the end of subsection (k) thereof and substitute "; or " therefor, and to add the following after such subsection (k):

              (l) BB Property, any lender to BB Property, or any trustee, agent or other representative of any lender to, or the holders of any securities issued by, BB Property, shall exercise, give any required formal written notice of intent to exercise, or otherwise express in writing any present or unconditional intent to exercise, any remedy it may have with respect to any default occurring under any of the BB Property Lease Documents, unless all remedies exercised, or that are the subject of such written notice, if exercised, would not materially affect the Company's or any Subsidiary's operations at any leased property or require the Company or any Subsidiary to pay any lease payment prior to its scheduled due date or make any termination or other extraordinary payment; or

              (m) the Company's independent certified public accountants shall qualify their opinion with respect to the Company's financial statements in any respect as a result of any default or event that could, with the passage of time, the giving of notice or otherwise, become a default under any Conquest Document or BB Property Lease Document, or any such default or event asserted to have occurred thereunder (whether or not such default or event has actually occurred); or

              (n) lessors under leases of real property with an aggregate fair market value (determined under the most recent available appraisals thereof) in excess of $ 10,000,000 to which the Company or any Subsidiary is a party, any lender to any such lessor(s), or any trustee, agent or other representatives of any lender to, or the holders of any securities issued by, any such lessor(s), shall exercise, give any required formal written notice of intent to exercise, or otherwise express in writing any present or unconditional intent to exercise, any remedy they may have against the Company, any Subsidiary or any leased property that involves (i) payment by the Company or any Subsidiary of an amount in excess of $5,000,000 or (ii) any material interference with the Company's or any Subsidiary's operations at any leased property; or

              (o) (i) Conquest, any lender to Conquest or BBC, or any trustee, agent or other representative of any lender to, or the holders of any securities issued by, Conquest or BBC, shall exercise, give any required formal written notice of intent to exercise, or otherwise express in writing any present or unconditional intent to exercise, any remedy it may have with respect to any default occurring under any of the Conquest Documents unless all remedies exercised, or that are the subject of such written notice, if exercised, would not materially affect the Company's or any Subsidiary's operations at any leased property or require the Company or any Subsidiary to pay any lease payment prior to its scheduled due date or make any termination or other extraordinary payment; (ii) any litigation shall be commenced with respect to the question of whether the Company's failure to comply with
              Section 5.24 of this Agreement for the period ending November 30, 1996 constitutes a default under any of the Conquest Documents, or (iii) any amendment to any of the Conquest Documents shall be entered into that has the effect, directly or indirectly, of effectively ending the term of the "Credit Agreement" (as defined in the Master Lease Agreement) in effect on November 30, 1996 prior to September30, 1998.

          (g) Exhibits A and B to the Credit Agreement are replaced in their entirety with Exhibits A and B hereto.

Section 3. DEFAULT WAIVER.

    3.1 INTEREST COVERAGE ON DEFAULT. Under Section 5.24 of the Credit Agreement as in effect prior to this Amendment, the Company agreed to maintain an Interest Coverage Ratio for each Measurement Period of not less than 1.70 to 1.00.

    3.2 WAIVER. The Banks hereby waive compliance by the Company with the requirements described in Section 3.1 hereof for the period ending November 30, 1996. The Company agrees that the waiver set forth in this Section 3.2 shall be limited to the precise meaning of the words as written herein and shall not be deemed (a) to be a consent to any waiver or modification of any other term or condition of the Credit Agreement, or of the terms or conditions described in
Section 3.1 hereof for any period ending on any date except November 30, 1996, or (b) to prejudice any right or remedy that the Agent or the Banks may now have or may in the future have under or in connection with the Credit Agreement. The Company acknowledges and agrees that the waivers set forth in this Section 3.2 are provided by the Banks as an accommodation to the Company. The waivers set forth herein shall not be deemed to be, a course of dealing with respect thereto upon which the Company may rely in the future, and the Company hereby expressly waives any claim to such effect.

    4. EFFECTIVENESS OF AMENDMENT. This Amendment shall be deemed effective as of the date first above written, but only upon delivery to the Agent of this Amendment duly executed by the Company and the Majority Banks, and when each of the following conditions precedent has been satisfied:

         (a) no material action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or threatened with respect to the Company that could have a material adverse affect on the Company;

         (b) no material adverse change in the business assets, financial condition or prospects of the Company shall have occurred since March 2, 1996;

         (c)  payment shall have been made to, and received by, the Agent of
    (i) an amendment fee in the amount of $275,000, for the account of the Banks in accordance with their respective Pro Rata Shares (determined under clause (a) of the definition thereof), and (ii) all amounts payable to the Agent under the Credit Agreement or this Amendment, including, without limitation, all expenses of the Agent and the fees and expenses of counsel to the Agent incurred on or prior to the effective date of this Amendment, in the amounts requested by the Agent;

         (d) the representations and warranties contained in Article IV of the Credit Agreement, as amended hereby, are correct on and as of the effective date of this Amendment as though made on and as of such date; and

         (e) after giving effect to the waiver set forth in Section 3.2 of this Amendment, no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from the execution and delivery of this Amendment or the consummation of the transactions contemplated hereby; and

         (f) except for the default under Section 18(c) of the BB Property Lease Agreement, no default or event that could, with the passage of time, the giving of notice or both, become a default exists under any material agreement (whether or not relating to Indebtedness) to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of their respective properties is bound.

    5. ACKNOWLEDGEMENT. The Banks and the Company each acknowledge that, as amended hereby, the Credit Agreement, as amended by this Amendment, remains in full force and effect with respect to the Company, the Banks and the Agent. The Company confirms and acknowledges that it will continue to comply with the covenants set out in the Credit Agreement, as amended hereby, and that its representations and warranties set out in the Credit Agreement, as amended hereby, are true and correct as of the date of this Amendment. The Company further represents and warrants that (i) the execution, delivery and performance of this Amendment by the Company is within its corporate powers and has been duly authorized by all necessary corporate action, (ii) this Amendment has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to limitations as to enforceability which might result from bankruptcy, insolvency or other similar laws affecting creditors' rights generally) and (iii) no Events of Default or events which, with the giving of notice or passage of time, would be an Event of Default, exist under the Credit Agreement.

    6. COUNTERPARTS. This Amendment may be signed by the parties hereto on different counterparts with the same effect as if the signatures hereto were on the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

                             BEST BUY CO., INC.


                             By     Robert C. Fox
                                Its Senior Vice President - Finance

                             FIRST BANK NATIONAL ASSOCIATION


                             By
                                Its Senior Vice President


                             BANK ONE, DAYTON, NATIONAL ASSOCIATION


                             By       John B. Middelberg
                                Its   Vice President


                             THE BANK OF TOKYO-MITSUBISHI
                             LTD., CHICAGO BRANCH


                             By      J.R. Arnold
                                Its  Vice President


                             FIRST UNION NATIONAL BANK OF NORTH
                             CAROLINA


                             By
                                Its

                             THE LONG TERM CREDIT BANK OF JAPAN, LTD.


                             By
                                Its


                             THE BANK OF NOVA SCOTIA


                             By     J.H. Youssef
                                Its Senior Manager Finance & Administration


                             YASUDA TRUST AND BANKING CO., LTD.


                             By     Joseph C. Meek
                                Its Deputy General Manager


                             THE SUMITOMO BANK, LIMITED


                             By    John W. Howard, Jr  Michael J. Phillippe
                               Its Vice President      Vice President & Manager


                             MERCANTILE BANK OF ST. LOUIS NATIONAL
                             ASSOCIATION


                             By
                                Its

                             COMERICA BANK


                             By
                                Its


                             WELLS FARGO BANK


                             By
                                Its


                             BANK OF AMERICA ILLINOIS


                             By
                                Its


                             BANQUE NATIONALE DE PARIS


                             By
                                Its


                             THE DAI-ICHI KANGYO BANK, LTD., CHICAGO BRANCH


                             By      Seiichiro Ino
                                Its  Vice President


                             THE SAKURA BANK, LIMITED


                             By      Shunji Sakurai
                                Its  Joint General Manager

                             THE SANWA BANK, LIMITED, CHICAGO BRANCH


                             By      Gordon P. Holtley
                                Its  Vice President & Manager


                             UNITED STATES NATIONAL BANK OF OREGON


                             By      Roger H. Weis
                                Its  Vice President

                                                                EXHIBIT A

                                       FORM OF
                              BORROWING BASE CERTIFICATE

Company:  Best Buy Co., Inc.      Date                           Report #



A.  INVENTORY

    1.   Total Perpetual Inventory (FIFO) as of                               $

    2.   Less:     Ineligible Inventory
         a.   Defective Center Inventory (Devo)                         $
         b.   Service Center Invetory                                   $
         c.   Close-out Inventory                                       $

    3.   Total (2 a + b + c) $

    4.   Eligible Inventory (Line 1 - Line 3)                                 $

    5.   Less:
         a.   Secured Vendor Payables                 $
         b.   Floor Plan Liability                    $
         c.   Shrink Accrual                          $

    6.   Total (5 a + b + c)                          $

    7.   Eligible Inventory Net of Financing Obligations
         and Shrink Accrual (Line 4 -Line 6)                    $

    8.   Eligible Loan Value @ 55% of Line 7                    $

B.  BORROWING BASE

    1.   Total Available Inventory
         (Line A.8)     $

    2.   Total Borrowing Base (71 43/100% of Line B.1)          $

    3.   Unsecured Indebtedness under Section
         5.13(g)                                                         $
                                                                          -----

    4.   Conquest Reserve ($30,000,000)                         $30,000,000_

    5.   Net Borrowing Base                                     $

-----

C.  LOAN STATUS

    1.   Total Outstandings (includes Letter of Credit Usage)            $

    2.   Borrowing Base Excess (Deficiency)
         (Line B.5 - Line C.1)                                  $

D.  OTHER ASSETS

    1.   General Ledger Cash Balance                            $

    2.   Total Accounts Receivable
         (including Credit Card Receivables)     $



         We certify that to our best knowledge and belief the information contained in this report is true and accurate.

                             BEST BUY CO., INC.


                             By
                                Its

                                                                       EXHIBIT B
                                       FORM OF
                                COMPLIANCE CERTIFICATE

TO:  First Bank National Association, as Agent

THE UNDERSIGNED HEREBY CERTIFIES THAT:

         (1) I am the duly elected chief financial officer of Best Buy Co., Inc. (the "Company"), a Minnesota corporation, or have been designated by such chief financial officer to submit this Compliance Certificate on his behalf;

         (2) I have reviewed the terms of the Credit Agreement dated as of August 25, 1995, among the Company, the Banks party thereto, First Bank National Association, as Agent and The Bank of Nova Scotia, Bank One, Dayton, National Association, and Bank of America Illinois, as Co-Agents (as heretofore amended, referred to herein and in the attachment hereto as the "Credit Agreement"), and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company during the accounting period covered by the attachment hereto;

         (3) The examinations described in paragraph (2) did not disclose, and I have no knowledge of, whether arising out of such examinations or otherwise, the existence of any condition or event which constitutes an Event of Default or Unmatured Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the attachment hereto or as of the date of this Certificate, except as described below (or in a separate attachment to this Certificate). The exceptions, listing in detail the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking or proposes to take with respect to each such condition or event, are as follows:


         The foregoing certifications, together with the computations set forth in the attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of , 199_, pursuant to Section 5.01(c) of the Credit Agreement.

                             BEST BUY CO., INC.


                                                      By
                                                 Its

                                      ATTACHMENT
                              TO COMPLIANCE CERTIFICATE
                             AS OF , 19__, WHICH PERTAINS
                              TO THE PERIOD FROM , 19__,
                                      TO , 19__

         Terms defined in the Credit Agreement are used herein as defined therein and Section references herein refer to the Sections of the Credit Agreement.

1.  MAXIMUM PERMISSIBLE SALE OR LEASE OF ASSETS:
    (prescribed by Section 5.11(c))

    (a)  Maximum aggregate book value of assets
         of the Company and Subsidiaries that
         may be disposed of during such fiscal
         year under Section 5.11(c):                            $

    (b)  Actual aggregate book value of all assets of
         the Company and Subsidiaries disposed of
         during the fiscal year encompassing the
         period covered hereby:                                 $


2.  LIMITATION ON GENERAL CAPITAL EXPENDITURES:
    (prescribed by Section 5.17)

    (a)  Maximum aggregate amount of General
         Capital Expenditures permitted under
         Section 5.17 for the fiscal year including
         the period covered hereby:    $150,000,000

    (b)  Actual General Capital Expenditures on a
         year-to-date basis for the fiscal year
         including the period covered
         hereby:                                                $


3.  CONSOLIDATED NET WORTH:
    (prescribed by Section 5.21)

    (a)  Minimum Tangible Net Worth
         required under Section 5.21
         for the period covered hereby:                         $

    (b)  Actual Tangible Net Worth:                             $

4.  LEVERAGE RATIO:
    (prescribed by Section 5.22; measured at fiscal year-end only)

    (a)  (i)  Indebtedness of the Company and
                   Subsidiaries:                 $

                   MINUS

         (ii) Cash and Short-term Investments         $


         Total $

    (b)  Tangible Net Worth:                          $

    (c)  Maximum Leverage Ratio permitted
         under Section 5.22:                          2.00 to 1.00

    (d)  Actual ratio ((a) to (b)):                                    to 1.00
                                                                    ---

5.  INVENTORY TURNOVER RATIO:
    (prescribed by Section 5.23)

    (a)  Minimum Inventory Turnover Ratio
         required under Section 5.23 for
         the Measurement Period covered hereby:       4.50 to 1.00

    (b)  Actual Inventory Turnover Ratio
         for the Measurement Period covered
         hereby:

         (i)  Cost of inventory sold during
              Measurement Period:                     $

              to

         (ii) Average Cost of inventory held at
              the end of each month during the
              Measurement Period:                     $

    Ratio of (i) to (ii):                                              to 1.00


6.  INTEREST COVERAGE RATIO:
    (prescribed by Section 5.24)

    (a)  Minimum Interest Coverage Ratio
         required under Section 5.24 for the
         Measurement Period covered hereby:                 to 1.00/(1)
                                                      ------

     (b)  Actual Interest Coverage Ratio for the
          Measurement Period covered hereby:

          Ratio of:


---------------------------
(1) 1.30 to 1.00 for Measurement Periods ending February, May and in August, 1997; 1.70 to 1.00 for all other periods

          (i)  Earnings Before Interest, Income
               Taxes and Depreciation                  $

               PLUS

               Rental and Lease Expense                $

               PLUS

               MIPS Distributions deducted
               from Net Income but excluded
               from Interest Expense                   $
                                                        ------

               Total:                                               $

               to

          (ii) Rental and Lease Expense                 $

               PLUS

               Consolidated Net Interest Expense        $

               PLUS

               MIPS Distributions excluded from
               Interest Expense                         $
                                                         ------

               Total:                                   $

          Ratio of (i) to (ii):                                     to 1.00


7.   LIMITATION ON OWNED LAND AND BUILDINGS
     (prescribed by Section 5.25)

     (a)  Maximum amount of owned land
          and buildings permitted under
          Section 5.25:                                             $150,000,000

     (b)  Actual amount of owned land and
          buildings as of measurement date:                         $